Exhibit 99.1

Dogwood Therapeutics Reports

Third Quarter 2025 Financial Results

- Enrollment to date of 100 patients, with 80 patients completing treatment in the ongoing Halneuron® Phase 2b trial, prespecified interim analysis remains on track for Q4 2025 release -

- Secured exclusive worldwide, royalty free license to develop and commercialize SP16 as a synergistic and complementary pipeline treatment for cancer-related pain in an all-stock transaction -

ATLANTA, Ga., November 6, 2025 -- Dogwood Therapeutics, Inc. (Nasdaq: DWTX) (the “Company”), a development-stage biotechnology company developing new medicines to treat pain and neuropathy, today announced financial results for the third quarter ended September 30, 2025.

“The Company continues to execute at a high level, including recruitment of 100 patients in our ongoing Halneuron® Phase 2b trial and the addition of a, synergistic and complementary pipeline asset, SP16, a novel, first-in-class development candidate for cancer related pain,” said Greg Duncan, Chief Executive Officer of Dogwood Therapeutics.  “We are excited for our journey ahead and look forward to delivering on our target milestones, including an update on our interim analysis on our Halneuron® CINP Phase 2b trial in Q4 2025, with final data for the full 200 patient data set expected in the second half of 2026, as well as garnering FDA feedback for our proposed SP16 Phase 1b study that is fully funded by the National Cancer Institute.”

Third Quarter 2025 Financial Results

Research and development expenses for the third quarter of 2025 were $14.5 million, compared to $0.5 million for the third quarter of 2024. The $14.0 million increase quarter over quarter was primarily related to acquired in-process research and development expenses of $12.0 million associated with the licensing agreement of SP16, the impact of the business combination with Pharmagesic (Holdings) Inc., including increases in expenses for clinical trials of $1.9 million related to the Halneuron® CINP Phase 2b study, as well as drug development and manufacturing costs of $0.3 million and salaries and related personnel costs of $0.1 million, offset by a decrease in research and preclinical costs of $0.3 million.

General and administrative expenses for the third quarter of 2025 were $1.3 million, compared to $1.8 million for the third quarter of 2024.  The $0.5 million decrease quarter over quarter was primarily due to a decrease in legal and accounting fees of $0.5 million and a decrease in expenses associated with being a public company of $0.2 million, offset by an increase in salaries and related personnel costs of $0.2 million.

Net loss attributable to common stockholders for the third quarter of 2025 was $15.7 million, or $8.20 basic and diluted net loss per share, compared to a net loss attributable to common stockholders of $2.3 million, or $2.05 basic and diluted net loss per share, for the third quarter of 2024.

Cash on hand of $10.1 million provides operational runway through the first quarter of 2026.

About Dogwood Therapeutics

Dogwood Therapeutics (Nasdaq: DWTX) is a development-stage biopharmaceutical company focused on developing new medicines to treat pain and neuropathic disorders. The Dogwood research pipeline includes two first-in-class development candidates, Halneuron® and SP16 IV.

Our lead product candidate, Halneuron®, is in Phase 2b development to treat pain conditions including the neuropathic pain associated with chemotherapy treatment. Halneuron® has been granted fast track designation from the Food and Drug Administration (“FDA”) for the treatment of CINP.  Halneuron® is a non-opioid, NaV 1.7 analgesic which is a highly specific voltage-gated sodium channel modulator, a mechanism known to be effective for reducing pain transmission. In clinical studies, Halneuron® treatment has demonstrated pain reduction in pain related to general cancer and in pain related to chronic chemotherapy-induced neuropathic pain (“CINP”).

SP16 IV is a low-density lipoprotein receptor related protein-1 (LRP1) agonist with potential to treat neuropathy and prevent or repair nerve damage following chemotherapy. SP16 acts as an LRP1 agonist that in turn provides alpha-1-antitrypsin-like activity. Consistent with alpha-1-antitrypsin anti-inflammatory and immunomodulatory actions, SP16 preclinically demonstrated anti-inflammatory (analgesic) action via potential reductions in IL-6, IL-8, IL1B and TNF-alpha levels, as well as potential to repair damaged tissue via increases in pAKT and pERK that regulate fundamental processes like growth, proliferation and survival. The forthcoming SP16 IV Phase 1b CINP trial will commence following consultation with FDA and is fully funded by the National Cancer Institute.

For more information, please visit www.dwtx.com.

Forward-Looking Statements:

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,”

“project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Dogwood’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Dogwood’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024, which has been filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Dogwood undertakes no duty to update such information except as required under applicable law.

Investor Relations:

CORE IR
(516) 222-2560
IR@dwtx.com

-Financial Tables Follow-

DOGWOOD THERAPEUTICS

Selected Financial Data

(unaudited)

Condensed Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	14,521,342	535,162	19,528,283	1,214,964
General and administrative	1,287,783	1,766,010	4,633,883	3,470,133
Total operating expenses	15,809,125	2,301,172	24,162,166	4,685,097
Loss from operations	(15,809,125)	(2,301,172)	(24,162,166)	(4,685,097)
Other income (expense):
Loss on debt conversion with related party	—	—	(6,134,120)	—
Interest income, net	80,582	20,488	44,871	63,245
Exchange loss, net	(17,509)	—	(36,251)	—
Total other income (expense)	63,073	20,488	(6,125,500)	63,245
Loss before income taxes	(15,746,052)	(2,280,684)	(30,287,666)	(4,621,852)
Deferred income tax benefit (expense)	1,436	—	(189,255)	—
Net Loss	(15,744,616)	(2,280,684)	(30,476,921)	(4,621,852)
Accrual of paid-in-kind dividends on Series A Non-Voting Convertible Preferred Stock	—	—	(1,256,662)	—
Net loss attributable to common stockholders	$(15,744,616)	$(2,280,684)	$(31,733,583)	$(4,621,852)
Net loss per common share — basic and diluted	$(8.20)	$(2.05)	$(18.02)	$(4.95)
Weighted average number of shares outstanding — basic and diluted	1,919,433	1,110,317	1,761,237	932,872

Condensed Consolidated Balance Sheet Data	September 30,	December 31,
	2025	2024

Cash	$10,126,710	$14,847,949
Total assets	91,992,613	94,308,246
Total liabilities	14,607,504	30,027,223
Total stockholders’ equity (deficit)	7,258,152	(10,124,339)

Source: Dogwood Therapeutics, Inc.